                                                                  EXHIBIT 10.31




                                  $13,475,000

                                CREDIT AGREEMENT

                                     AMONG

                       EMERALD CITY RADIO PARTNERS, L.P.,
                                  AS BORROWER,

                                      AND

                             COMMODORE MEDIA, INC.,
                                   AS LENDER


                           DATED AS OF MARCH 14, 1997

                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.1  Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.2  Procedure for Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.3  Repayment of the Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.4  Termination of the Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.5  Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.6  Extension of Stated Maturity Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.7  Interest Rates and Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.8  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.9  Requirements of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.11  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.12  Interest Accrual for Income Tax Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1  Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2  No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.3  Corporate Existence; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.4  Corporate Power; Authorization; Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.5  No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.6  No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.7  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.8  Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.9  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.11  Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.12  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.14  Investment Company Act; Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.16  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.18  Accuracy of Information, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.19  Security Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.20  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.21  Regulation H . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


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         3.22  Compliance with Applicable Laws; FCC Matters; Station Licenses . . . . . . . . . . . . . . . . . . . .  19

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.1  Conditions to the Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.2  Certificates; Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.3  Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.4  Conduct of Business and Maintenance of Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.5  Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.6  Inspection of Property; Books and Records; Discussions  . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.8  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.9  Additional Collateral, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.3  Limitation on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.4  Limitation on Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.5  Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.6  Limitation on Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.7  Limitation on Investments, Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.8  Limitation on Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.9  Limitation on Sales and Leasebacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.10  Limitation on Changes in Fiscal Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.11  Limitation on Negative Pledge Clauses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.12  Limitation on Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.13  Limitation on Amendments to Acquisition Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 8.  THE LENDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.2  Reliance by Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.1  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.3  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

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         9.4  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.5  Payment of Expenses and Taxes  . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . .  35
         9.6  Successors and Assigns; Participations and Assignments  . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.7  Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.10  Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.13  Acknowledgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.15  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.16  FCC Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.17  INDEMNIFICATION AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.18  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.19  Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SCHEDULES:

1.1A                Mortgaged Property
3.4                 Consents, Authorizations, Filings and Notices
3.6                 Litigation
3.19(a)             UCC Filing Jurisdictions
3.19(b)             Mortgage Filing Jurisdictions
3.22                FCC Licenses and Matters
6.1(c)              Existing Indebtedness
6.2(f)              Existing Liens


EXHIBITS:

A                   Form of Guarantee and Collateral Agreement
B                   Form of Compliance Certificate
C                   Form of Closing Certificate
D                   Form of Mortgage
E                   Form of Legal Opinion of Hale and Dorr LLP
F                   Form of Note

                                CREDIT AGREEMENT


         CREDIT AGREEMENT, dated as of March 14, 1997, by and between EMERALD CITY RADIO PARTNERS, L.P., a Delaware limited partnership ("Borrower") and COMMODORE MEDIA, INC., a Delaware corporation (the "Lender").

                 The parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Asset Purchase Agreement" means that certain Asset Purchase Agreement dated March 10, 1997, by and among the Borrower, as seller and WNOK Acquisition Company, Inc., as purchaser, relating to the sale of all the assets and licenses of the Stations.

         "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 51% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "Assignee":  as defined in Section 9.6(c).

         "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Business":  as defined in Section 3.17.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

         "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

         "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; and (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition.

         "Closing Date":  March 14, 1997.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Commitment": the obligation of the Lender to make the Loan to the Borrower hereunder in a principal amount not to exceed $13,475,000.

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

         "Communications Act" means the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder.

         "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Discount Rate" means (i) on and before October 31, 1997, an interest rate per annum equal to 6.00% and (ii) on and after November 1, 1997, an interest rate per annum equal to 8.00%.

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

         "Environmental Reports" means, collectively, the Preliminary Environmental Evaluation WOIC-AM and WNOK-FM Radio Transmitter Sites, Columbia, South Carolina dated December 18, 1989, prepared by Westinghouse Environmental and Geotechnical Services, Inc and the Phase I (Modified) Environmental Site Assessment Emerald City Radio Partners WOIC, WNOK and WMFX Radio Stations, Columbia, South Carolina dated March 1997, prepared by International Technology Corporation.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Excluded Foreign Subsidiaries": any Foreign Subsidiary the pledge of all of whose Capital Stock as Collateral would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

         "FCC" means the Federal Communications Commission of the United States of America.

         "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

         "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Borrower as of the date of determination, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements of the Borrower in respect of the fiscal year ended December 31, 1995, delivered pursuant to

Section 3.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

         "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "Guarantors": the collective reference to Cyclone Communications Corporation, a Delaware corporation, Cyclone Radio LLC, a Delaware limited liability company, and Paul W.Robinson, Jr., in his individual capacity, Lana
A. Robinson, in her individual capacity, and each Subsidiary Guarantor.

         "Incur":  as defined in Section 6.1.

         "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent":  pertaining to a condition of Insolvency.

         "Interest Payment Date": means (i) the first day of each calendar month to occur while the Loan is outstanding and (ii) the Maturity Date.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

         "Loan": means the loan made by the Lender pursuant to Section 2.1 of this Agreement.

         "Loan Documents":  this Agreement, the Security Documents and the
Note.

         "Loan Parties": the Borrower and each Guarantor which is a party to a Loan Document.

         "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

         "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries in excess of $50,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Maturity Date" means the earliest to occur of (i) the Stated Maturity Date, (ii) the closing of the acquisition of the Stations pursuant to the Asset Purchase Agreement, and (iii) the 75th day following the termination of the Asset Purchase Agreement.

         "Mortgaged Properties": the real properties listed on Schedule 1.1A, as to which the Lender shall be granted a Lien pursuant to the Mortgages.

         "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of the Lender, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Non-Excluded Taxes":  as defined in Section 2.10(a).

         "Note": means any promissory note of the Borrower evidencing the Loan.

         "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

         "Participant":  as defined in Section 9.6(b).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pro Forma Balance Sheet":  as defined in Section 3.1(a).

         "Properties":  as defined in Section 3.17.

         "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

         "Regulation U": Regulation U of the Board as in effect from time to time.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

         "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer, president or chief financial officer of the general partner of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

         "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Lender granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

         "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "Stated Maturity Date" means, initially, October 31, 1997, and thereafter as extended pursuant to Section 2.6.

         "Station Licenses" has the meaning defined in Section 3.22 of this Agreement.

         "Stations" means, collectively, radio station WNOK-FM, radio station WOIC-AM, both serving the Columbia, South Carolina market and radio station WMFX-FM serving the St. Andrews, South Carolina market.

         "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

         "Transferee":  as defined in Section 9.6(g).

         "U.S. Taxes":  as defined in Section 9.6(d).

         "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

         "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2.       Other Definitional Provisions.

                   (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                   (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                   (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                   (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

         2.1 Commitment. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the "Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment.

         2.2 Procedure for Borrowing. The Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing
Date) requesting that the Lender make the Loan on the Closing Date and specifying the amount to be borrowed. The Loan made on the Closing Date shall bear interest as set forth in Section 2.7. The Lender shall credit the account of the Borrower on the books of the office of the Lender with the aggregate of the amount requested in immediately available funds.

         2.3 Repayment of the Loan. The Loan shall mature in two installments, the first such installment to be a payment of principal of the Loan equal to the purchase price under the Asset Purchase Agreement for the radio station WNOK-FM, together with any accrued and unpaid interest thereon, with the second installment to consist of the remaining principal balance of the

Loan, together with any accrued and unpaid interest thereon, due and payable on the Maturity Date.

         2.4 Termination of the Commitment. The Commitment shall terminate upon the making of the Loan under Section 2.1.

         2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender at least two Business Days prior thereto, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Amounts prepaid on the Loan may not be reborrowed. Partial prepayments of the Loan shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

         2.6 Extension of Stated Maturity Date. The Stated Maturity Date may be extended by the Borrower upon written notice to the Lender and provided that
(i) the conditions precedent under the Asset Purchase Agreement that are the obligation of the Borrower shall have all been fulfilled, (ii) there shall not exist any event which with the giving of notice or the passage of time, or both, would constitute a default or an Event of Default under the Asset Purchase Agreement or under any Loan Document, and (iii) the new requested date shall not be more than 30 days after the date of the latest scheduled closing date provided in the Asset Purchase Agreement.

         2.7  Interest Rates and Payment Dates.

                   (a) Subject to Section 2.7(b), the Loan shall bear interest in respect of the unpaid and outstanding principal amount thereof from the date thereof until payment in full thereof at a per annum rate equal to 30%.

                   (b) (i) If the Asset Purchase Agreement is terminated as a result of a default by WNOK Acquisition, Inc. ("WNOK Acquisition") of any of its material obligations under the Asset Purchase Agreement and the Borrower is entitled pursuant to the terms of the Asset Purchase Agreement to receive all of the earnest money or draw upon any deposit letters of credit (and any deposit escrow agreement relating thereto, if any) relating to the Asset Purchase Agreement, and to the extent that the Obligations are paid or repaid on or before the Maturity Date, then the rate of interest described in Section 2.7(a) shall automatically adjust retroactively to the Discount Rate for the period beginning on the date the Loan was made and ending on the Maturity Date;


                   (ii)If the Asset Purchase Agreement is terminated by WNOK Acquisition and the Borrower, pursuant to the terms of such agreements, is entitled to receive all earnest money or deposit letters of credit (and any deposit escrow agreement relating thereto, if any), and to the extent that the Obligations are paid on or before the Maturity Date, then the rate of interest described in Section 2.7(a) shall automatically adjust retroactively to the Discount Rate for the period beginning on the date the Loan was made and ending on the Maturity Date;

                   (iii)If the Asset Purchase Agreement is terminated as a result of a default by the Borrower and WNOK Acquisition has fully performed its obligations thereunder to the date thereof, then no adjustment shall be made and interest shall be payable as provided in
         Section 2.7 (a);

                   (iv) If the Asset Purchase Agreement is terminated by WNOK Acquisition due to an unsatisfied condition precedent contained therein relating to any matter that is beyond the control of the Borrower, then so long as the Borrower has, in good faith, diligently pursued all commercially reasonable efforts to fulfill all of its obligations under the Asset Purchase Agreement, and to the extent that the Obligations are paid on or before the Maturity Date, then the rate of interest described in Section 2.7(a) shall automatically adjust retroactively to the Discount Rate for the period beginning on the date the Loan was made and ending on the Maturity Date;

                   (v) If the Asset Purchase Agreement is terminated by the Borrower due to an unsatisfied condition precedent contained therein relating to any matter that is beyond the control of WNOK Acquisition, so long as the Borrower has, in good faith, diligently pursued all commercially reasonable efforts to fulfill all of its obligations under the Asset Purchase Agreement, and to the extent that the Obligations are paid on or before the Maturity Date, then the rate of interest described in Section 2.7 (a) shall automatically adjust retroactively to the Discount Rate for the period beginning on the date the Loan was made and ending on the Maturity Date.

                   (c) In computing interest on the Loan, the date of funding of the Loan shall be included and the date of payment shall be excluded so long as such payment is received at or before 12:00 p.m. (New York time) on the date when due. Subject to Section 2.7(f), interest on the outstanding principal amount of the Loan shall be payable each Interest Payment Date, provided that interest accruing pursuant to Section 2.7(e) shall be payable from time to time on demand.

                   (d) Subject to Section 2.7(f), interest paid on the Loan on any Interest Payment Date other than the Maturity Date shall be paid as if calculated at the Discount Rate for the applicable time period, without regard to any permitted adjustments to the interest rate as set forth in this Section 2.7; provided, however, that if it is determined that the Discount Rate does not apply and the interest rate is not thereafter subject to adjustment, then it shall be deemed that the amount of interest in excess of what was actually paid shall be added to the then outstanding principal amount of the Loan and such amount shall be paid at the Maturity Date.

                   (e) (i) If all or a portion of the principal amount of the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding portions of the Loan (whether or not overdue) shall bear interest at a rate per annum which is equal to the rate set forth in Section 2.7(a) and (ii) if all or a portion of any interest payable on the Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at on an Interest Payment Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate set forth in Section 2.7(a), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Any amounts subject to the provisions of this Section 2.7(e) shall not have the benefit of any of the retroactive adjustments otherwise provided for in this Section 2.7 even though any such amounts may have otherwise been subject to such retroactive adjustments.

                   (f) An amount equal to $300,000 of the interest to first accrue on the Loan shall be added to the then outstanding principal balance of the Loan as such interest accrues and would be payable and shall bear interest at the rate set forth in Section 2.7(a) subject to such adjustment as permitted by other provisions of this Section 2.7 and shall be paid on the Maturity Date. While interest on the Loan in such an amount is accruing, interest payments on the Loan shall be deferred until the first Interest Payment Date immediately following the date on which the first such $300,000 in interest accrues.

         2.8 Computation of Interest and Fees. Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

         2.9  Requirements of Law.

                   (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof:

                        (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section
                   2.19 and changes in the rate of tax on the overall net income of the Lender); or

                        (ii)  shall impose on the Lender any other condition;

         and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable. If the Lender becomes entitled to claim any additional amounts pursuant to this
         Section 2.9, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.

                   (b) A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.9 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

         2.10 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any

Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.11 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement. A certificate as to any amounts payable pursuant to this
Section 2.11 submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

         2.12 Interest Accrual for Income Tax Purposes. For federal income tax purposes only, the accrual of interest shall be taken into account by the Borrower and the Lender in accordance with section 1.1275-4(b) of the Treasury regulations. The Borrower and the Lender agree that (i) the "comparable yield" for the Loan (within the meaning of section 1.1275-4(b)(4)(i) of the Treasury regulations) shall equal the Discount Rate, and (ii) the "projected payment schedule" for the Loan (within the meaning of section 1.1275-4(b)(4)(ii) of the Treasury regulations) shall include a projected payment from the Borrower to the Lender on each Interest Payment Date during the term of the Loan in an amount that is equal to the amount of interest that would accrue on the Loan on each such Interest Payment Date at the Discount Rate. The provisions of this
Section 2.12 are not intended to, and do not, modify any other provision of this Agreement or the other Loan Documents.

         2.13 Loan Amount Reduction. If the Asset Purchase Agreement is terminated as a result of a default by WNOK Acquisition of any of its material obligations under the Asset Purchase Agreement and the Borrower is entitled pursuant to the terms of the Asset Purchase Agreement to receive all of the earnest money or draw upon any deposit letters of credit (and any deposit escrow agreement relating thereto, if any) relating to the Asset Purchase Agreement then the Lender shall reduce the outstanding principal amount of the Loan by an amount equal to $425,000 and the Borrower shall no further obligation to repay such $425,000.

                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

         To induce the Lender to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Lender that:

         3.1  Financial Condition.

                   (a) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1996 (including the notes thereto) (the "Pro Forma Balance Sheet"), has heretofore been furnished to the Lender, has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a the consolidated financial position of Borrower and its consolidated Subsidiaries as at December 31, 1996, and the consolidated results of its operations and its consolidated cash flows for such fiscal year then ended

                   (b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1994, and December 31, 1995, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from BDO Seidman, L.L.P., independent public accountants, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

         3.2 No Change. Since December 31, 1996 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

         3.3 Corporate Existence; Compliance with Law. The Borrower (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has the partnership power and authority, and legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and each of its Subsidiaries (w) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (x) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (y) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (z) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or partnership power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or partnership action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.19(b) and (iii) the consents of the FCC to the transfers of control of the Station Licenses described in Section 9.16. Each Loan Document has been duly executed and delivered on behalf of each Loan Party which is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

         3.6 No Material Litigation. Except as set forth on Schedule 3.6 attached hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

         3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.

         3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes ("Intellectual Property") necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

         3.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

         3.11 Federal Regulations. No part of the proceeds of the Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

         3.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

         3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

         3.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

         3.15  Subsidiaries.  The Borrower has no Subsidiaries.

         3.16 Use of Proceeds. The proceeds of the Loan shall be used (i) to refinance the loan between the Borrower and Clear Channel Radio, Inc. in an amount to include outstanding principal amount thereof together with accrued and unpaid interest thereon as of the Closing Date (but excluding any prepayment penalty, additional interest, and additional fees) and in any event not to exceed $12,870,800 (ii) to provide working capital for the Borrower in an amount not to exceed $177,200 to be used for other general lawful purposes of the Borrower and (iii) to provide funds for a settlement payment by the Borrower to Clear Channel Radio, Inc. in an amount not to exceed $425,000.

         3.17  Environmental Matters.  Except as set forth in the Environment
               Reports:

                   (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or
         (ii) could give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                   (b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. Neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                   (c) Neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to result in the payment of a Material Environmental Amount.

                   (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in thisparagraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                   (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Adverse Amount.

                   (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

         3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Lender, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Borrower in the Asset Purchase Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

         3.19  Security Documents.

                   (a) The Guarantee and Collateral Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in theoffices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

                   (b) Each of the Mortgages is effective to create in favor of the Lender, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

         3.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

         3.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

         3.22  Compliance with Applicable Laws; FCC Matters; Station Licenses.

                   (a) Except as permitted or contemplated hereby, the businesses of the Borrower and its Subsidiaries have been conducted in compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Authority binding on the Borrower or any of its Subsidiaries or their respective properties or assets, except for such instances of noncompliance that do not and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.22 as attached hereto, no investigation or review by any Governmental Authority with respect to the Borrower or any of its Subsidiaries is pending or, to the Borrower's knowledge, threatened, except for such investigations or reviews as do not and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries have complied with the Communications Act, all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the Federal Aviation Administration applicable to the towers used by the Stations, except, in each case, where the failure to so comply does not and would not reasonably be expected to result in a Material Adverse Effect. In addition, the Borrower and its Subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed (except where the failure to make such filings on a timely basis does not have or would not reasonably be expected to have a Material Adverse Effect). All such FCC filings complied with all material applicable laws when made and no material deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is materially complete.

                   (b) Schedule 3.22 attached hereto lists (i) all licenses, permits and other authorizations, including the expiration dates thereof, issued to the Borrower or any of its Subsidiaries by the FCC relating to the Stations and held by them as of the date of this Agreement and (ii) all licenses, permits or authorizations issued to the Borrower or any of its Subsidiaries by any other Governmental Authority which are material to the operations of the Stations and held by it as of the date of this Agreement, the loss of which have or
         would reasonably be expected to have a Material Adverse Effect.   Such
         licenses, permits and authorizations, and all pending applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations, are collectively referred to herein as the "Station Licenses". The Stations have been operated in all material respects in accordance with the terms of the Station Licenses held by the Borrower or its Subsidiaries. There are no material proceedings pending or, to the Borrower's knowledge, threatened with respect to the Borrower's or any of its Subsidiaries' ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the issuance against the Borrower or any of its Subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Authority with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated. Except as set forth on Schedule 3.22 attached hereto, to the Borrower's knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. The Borrower has no reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business.

                        SECTION 4.  CONDITIONS PRECEDENT

         4.1 Conditions to the Extension of Credit. The agreement of the Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent, provided that the Lender may waive any of the following conditions precedent as it may determine in its sole discretion:

                   (a) Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the

         Borrower and each Guarantor, (iii) each of the Mortgages, executed and delivered by a duly authorized officer of each party thereto, and (iv) the Note conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

                   (b) Approvals. All governmental and third party approvals (including, subject to Section 5.10, landlords' consents) necessary in connection with this Agreement, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

                   (c) Asset Purchase Agreement. The Lender shall have received the Asset Purchase Agreement, executed and delivered by an authorized officer of each party thereto.

                   (d) Certificates of Partnership and Incorporation. Copies of the Certificate of Limited Partnership of the Borrower and appropriate corporate document for each of its Subsidiaries and the other Loan Parties, together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of organization or formation and copies of the Agreement of Limited Partnership of the Borrower, together with all amendments thereto, certified by a Responsible Officer as being in full force and effect.

                   (e) Good Standing Certificates. Certificates of good standing for each of the Borrower, its Subsidiaries, its general partner, and its limited partner certified by the appropriate governmental officer in its respective jurisdiction of formation or organization.

                   (f) Existing Indebtedness; Release of Liens. All existing Indebtedness for borrowed money of the Borrower and its Subsidiaries shall have been repaid (or shall be repaid promptly from the proceeds of the Loan) and all terminations and releases of Liens securing such Indebtedness shall have been executed and delivered to the Lender together with a written release by the lender thereof of all claims and causes of action against the Borrower or any of its property.

                   (g) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 6.2.

                   (h) Environmental Audit. The Lender shall have received an environmental audit with respect to the real properties of the Borrower and its Subsidiaries specified by the Lender.

                   (i) Closing Certificate. The Lender shall have received, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                   (j) Legal Opinions. The Lender shall have received the following executed legal opinions:

                     (i) the legal opinion of Hale and Dorr LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E; and

                    (ii) the legal opinion of local counsel in South Carolina and of such other special and local counsel as may be required by the Lender.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

                   (k) Pledged Stock; Stock Powers. The Lender shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

                   (l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.

                   (m)  Mortgages, etc.

                        (i) The Lender shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

                        (ii) If requested by the Lender, the Lender shall have received, and the title insurance company issuing the policy referred to in Section 5.1(m)(iii) (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Lender and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Lender and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Lender and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

                        (iii) The Lender shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Lender; (B) be issued at ordinary rates;
                   (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Lender as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Lender may reasonably request and (G) be issued by title companies satisfactory to the Lender (including any such title companies acting as co-insurers or reinsurers, at the option of the Lender). The Lender shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                        (iv) If requested by the Lender, the Lender shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and
                   (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.8(e)(3) of Regulation H of the Board.

                        (v) The Lender shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in
                   Section 5.1(m)(iii) and a copy of all other material documents affecting the Mortgaged Properties.

                   (n) Insurance. The Lender shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

                   (o) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                   (p) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

                   (q) Documentation. The Lender shall have received such other documents as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender.

                       SECTION 5.  AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Loan or other amount is owing to the Lender hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

         5.1  Financial Statements.  Furnish to the Lender:

                   (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman, L.L.P. or other independent certified public accountants of nationally recognized standing;

                   (b) as soon as available, but in any event not later than 30 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                   (c) as soon as available, but in any event not later than 20 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         5.2  Certificates; Other Information.  Furnish to the Lender:

                   (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                   (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained noknowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

                   (c) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, covering such periods and to the comparable periods of the previous year;

                   (d) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

         5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

         5.4  Conduct of Business and Maintenance of Existence, etc.    (a) (i)
Continue to engage in business of the same general type as now conducted by it,
(ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and in compliance with all material FCC rules and regulations and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

         5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) subject only to applicable rules and regulations of the FCC, permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

         5.7  Notices.  Promptly give notice to the Lender of:

                   (a)  the occurrence of any Default or Event of Default;

                   (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or
         (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority and which has a reasonable likelihood of being adversely determined, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                   (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $50,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                   (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                   (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

         5.8  Environmental Laws.

                   (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                   (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

         5.9  Additional Collateral, etc.

                   (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Property described in paragraph (b), (c) or (d) below) as to which the Lender does not have a perfected Lien, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lender deems necessary or advisable in order to grant to the Lender, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Lender a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender.

                   (b) With respect to any fee interest in any real estate acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver a first priority mortgage or deed of trust, as the case may be, in favor of the Lender covering such real estate, in form and substance reasonably satisfactory to the Lender, (ii) if requested by the Lender, provide the Lender with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Lender) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Lender in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Lender and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

                   (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable in order to grant to the Lender, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Lender a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

                   (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable in order to grant to the Lender, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be and (iii) if requested by the, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

         5.10 Landlord's Consents. The Borrower shall use commercial best efforts to provide to the Lender a landlord's consent for each leased property occupied, operated or otherwise leased by the Borrower in form and substance satisfactory to the Lender on or before the 45th day following the Closing Date.


                         SECTION 6.  NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Loan or other amount is owing to the Lender hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

         6.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist (in each case, to "Incur") any Indebtedness, except:

                   (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                   (b) Capital Lease Obligations in an aggregate principal amount not to exceed $100,000 at any one time outstanding;

                   (c) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(c); and

                   (d)  guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor.

         6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

                   (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                   (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

                   (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                   (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                   (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                   (f)  Liens in existence on the date hereof listed on
         Schedule 6.2(f);

                   (g)  Liens created pursuant to the Security Documents; and

                   (h) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased.

         6.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

         6.4 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

                   (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

                   (b) the sale of inventory in the ordinary course of business; and

         (c) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor.

         6.5 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor. Notwithstanding any other provision of this Agreement, upon the complete and final payment of the Obligations hereunder and the consummation of the acquisition under the Asset Purchase Agreement, then the Borrower may declare or pay a dividend solely from cash that constitutes "Excluded Assets" as defined in the Asset Purchase Agreement.

         6.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $300,000.

         6.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                   (a) extensions of trade credit in the ordinary course of business;

                   (b)  investments in Cash Equivalents;

                   (c)  Guarantee Obligations permitted by Section 6.1; and

                   (d) investments by the Borrower or any of its Subsidiaries in the Borrower or any Wholly Owned Subsidiary Guarantor.

         6.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

         6.9 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

         6.10 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

         6.11 Limitation on Negative Pledge Clauses. Enter into with any Person, or suffer to exist, any agreement, other than (a) this Agreement and the other Loan Documents and (b) in the case of clause (i) below only, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to (i) create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, or (ii) pay dividends or make other distributions, or pay any Indebtedness owed, to the Borrower or any of its Subsidiaries.

         6.12 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement.

         6.13 Limitation on Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Asset Purchase Agreement.


                         SECTION 7.  EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

                   (a) The Borrower shall fail to pay any principal of the Loan when due in accordance with the terms hereof; or

                   (b) The Borrower shall fail to pay any interest on the Loan, or any other amount payable hereunder or under any other Loan Document, when due in accordance with the terms hereof, and such failure to pay shall continue unremedied for a period of five days; or

                   (c) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                   (d) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of
         Section 5.4(a) (with respect to the Borrower only), Section 5.7(a),
         Section 6, Section 5 of the Guarantee and Collateral Agreement or
         Section 3 of any Mortgage; or

                   (e) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice from the Lender; or

                   (f) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i),
         (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000; or

                   (g) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                   (h) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or

                   (i) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                   (j) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                   (k) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

                   (l) The loss, suspension, revocation or material adverse modification of any FCC main station license of any of the Stations; or

                   (m) Paul W. Robinson, Jr. shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the general partner of the Borrower; or

                   (n) An "Event of Default" as defined under the Asset Purchase Agreement shall occur and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitment shall immediately terminate and the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower, declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                             SECTION 8.  THE LENDER

         8.1 Delegation of Duties. The Lender may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Lender shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

         8.2 Reliance by Lender. The Lender shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter,telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Lender.

                           SECTION 9.  MISCELLANEOUS

         9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Lender and each Loan Party to the relevant Loan Documents may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lender and all future holders of the Loan. In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Lender, and as set forth in an administrative questionnaire delivered to the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

         The Borrower:             EMERALD CITY RADIO PARTNERS, L.P.
                                   1090 Vermont Avenue N.W.

                                   Suite 800
                                   Washington, D.C. 20005
                                   Attention: Mr. Paul W. Robinson, Jr.
                                   Telecopy: (202) 408-1590

The Lender:                        COMMODORE MEDIA, INC.
                                   500 Fifth Avenue
                                   Suite 3000
                                   New York, New York 10110
                                   Attention: Mr. James T. Shea, Jr.
                                   Telecopy:


         with a copy to:
                                   Capstar Broadcasting Partners, Inc.
                                   600 Congress Avenue
                                   Suite 1400
                                   Austin, Texas 78701
                                   Attention: Mr. Paul D. Stone
                                   Telecopy: (512) 404-6850

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

         9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

         9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (b) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (c) to pay, indemnify, and hold the Lender's respective officers, directors, employees, affiliates, agents and controlling persons (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties (all the foregoing in this clause (c), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

         9.6  Successors and Assigns; Participations and Assignments.

                   (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Loan and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

                   (b) The Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in the Loan or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loan or any fees payable hereunder, or postpone the date of the final maturity of the Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loan are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lender the proceeds thereof as provided in Section 9.7(a) as fully as if it were the Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 2.11 with respect to its participation in the Loan outstanding from time to time as if it was the Lender; provided that, in the case of Section 2.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                   (c) The Lender may, in accordance with applicable law, at any time and from time to time assign to any affiliate of the Lender or, with the consent of the Borrower (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement. Notwithstanding any provision of this Section 9.6, the consent of the Borrower shall not be required, and, unless requested by the Assignee or the Lender, a new Note(s) shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 7(f) shall have occurred and be continuing.

                   (d) (i) The Loan shall be evidenced by a Note issued by the Borrower, substantially in the form of Exhibit F, payable to the order of the Lender and its registered assigns. The Lender is hereby authorized to record, on the schedule annexed to and constituting a part of the Note, information regarding the Loan, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect the Borrower's obligations hereunder or under the Note. On or prior to the effective date of any assignment by the Lender hereunder, the Borrower, at its own expense, shall execute and deliver to the Lender, in exchange for the relevant Note, new Notes to the order of the Assignee and, if applicable, the Lender. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                   (e) The Borrower authorizes the Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information concerning the Loan Parties and their respective affiliates which has been delivered to the Lender by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or which has been delivered to the Lender by or on behalf any Loan Party in connection with the Lender's credit evaluation of the Loan Parties and their respective affiliates.

         9.7 Setoff. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any affiliate thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such setoff and application made, provided that the failure to give such notice shall not affect the validity of such setoff and application.

         9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                   (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                   (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                   (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Lender shall have been notified pursuant thereto;

                   (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                   (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

         9.13  Acknowledgments.  The Borrower hereby acknowledges that:

                   (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                   (b) the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender and the Borrower, in connection herewith or therewith is solely that of debtor and creditor; and

                   (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

         9.14 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         9.15 Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information
(a) to any Transferee or prospective Transferee which agrees to comply with the provisions of this Section 9.15, (b) to the employees, directors, agents, attorneys, accountants and other professional advisors of the Lender or its affiliates, (c) upon the request or demand of any Governmental Authority having jurisdiction over the Lender, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) which has been publicly disclosed other than in breach of this Section 9.15, or (g) in connection with the exercise of any remedy hereunder or under any other Loan Document.

         9.16  FCC Approvals.

                   (a) The Borrower agrees to take any action which the Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lender hereby, including specifically, at the Borrower's own cost and expense, the use of reasonable efforts to assist in obtaining approval of the FCC which is then required by law for any action or transaction contemplated hereby. Specifically, and without limiting the generality of the foregoing, the Borrower agrees, upon written request of the Lender following and during the continuance of an Event of Default and termination of the Asset Purchase Agreement, to prepare, sign and file with the FCC the assignor's or transferor's portion of any application or applications for consent to the assignment of license necessary or appropriate under the Communications Act, for approval of any sale, assignment or transfer to the Lender or any other Person of any or all Collateral (including without limitation any Station Licenses of the Borrower, to the extent such licenses may constitute Collateral under applicable law). The Borrower agrees that if it fails or refuses promptly to prepare, sign or file any such documents following such request rightfully made, such documents may be prepared, signed and filed on behalf of the Borrower pursuant to one or more court orders. The Borrower agrees and acknowledges that, following and during the continuance of an Event of Default and termination of the Asset Purchase Agreement, any such assignment of the Station Licenses may be made, among other things, to a receiver, trustee, or similar official or to any purchaser of all or part of the other Collateral pursuant to any court order, public or private sale, judicial sale, foreclosure or the exercise of any other remedies available to the Lender hereunder or under applicable law.

                   (b) The Borrower acknowledges that FCC authorization of the actions contemplated by this Section 9.16 is integral to the Lender's realization of the value of the Collateral, that is Station Licenses are unique assets, that there is no adequate remedy at law for failure by the Borrower to comply with the provisions of this Section 9.16 and that such failure would not be adequately compensable in monetary damages; therefore, the Borrower agrees that, in addition to all other remedies available at law or in equity, the Lender shall be entitled to obtain decree(s) of the specific performance entitling it to temporary restraining order(s), preliminary injunction(s), or permanent injunction(s) to specifically enforce and require specific performance of the provisions of this Section 9.16. The Borrower agrees that notice shall be adequate for the entry of a decree of specific performance in respect of any such matter (i) in the case of a temporary restraining order, upon twenty-four (24) hours' prior notice of the hearing thereof and (ii) in the case of any other proceeding, upon five (5) days' prior notice of the hearing thereof, and hereby waives all requirements and demands that the Lender give any greater notice of such hearings and further waives all requirements and demands that the Lender post a bond or other surety arrangement in connection with the issuance of such decree.

                   (c) The parties acknowledge their intent that, upon acceleration or maturity of the obligations secured hereby, the Lender shall receive, to the fullest extent permitted by applicable law and governmental policy (including, without limitation, the Communications
         Act), all rights necessary or desirable to obtain, use, sell or assign the Station Licenses of the Borrower, the Stations and the other Collateral, and to exercise all remedies available to them hereunder and under applicable law. The parties further acknowledge and agree that if changes in law or governmental policy occur subsequent to the date hereof that affect in any manner the Lender's rights to access, use, assign or sell such Station License, Stations or other Collateral, or the procedures necessary to enable such access, use, assignment or sale, the Lender and the Borrower shall amend this Agreement in such manner as the Lender shall reasonably request based upon advice of the Lender's counsel (such request to be accompanied by reasonable evidence of such change in law or governmental policy which need not be in writing), in order to provide the Lender such rights to the greatest extent possible consistent with then applicable law and governmental policy.

         9.17 ENTIRE AGREEMENT. THE NOTE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE LENDER AND THE OTHER RESPECTIVE PARTIES HERETO AND THERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         9.18 Effectiveness. This Agreement shall not be effective until delivered to the Lender in the State of New York and accepted by the Lender in such State, and executed by the Lender in such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.




                        EMERALD CITY RADIO PARTNERS, L.P.

                        By: Cyclone Communications Corporation, its
                        General Partner


                        By: /s/ PAUL W. ROBINSON, JR.
                           ----------------------------------------------
                           Name:  Paul W. Robinson, Jr.
                           Title: President



                        COMMODORE MEDIA, INC.,
                         as Lender


                        By: /s/ JAMES T. SHEA, JR.
                           ----------------------------------------------
                           Name:  James T. Shea, Jr.
                           Title: President